Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

VALIDUS HOLDINGS, LTD. ISSUES NOTICES OF REDEMPTION OF JUNIOR SUBORDINATED NOTES

NEW YORK – November 13, 2018 – American International Group, Inc. (NYSE: AIG) today announced that Validus Holdings, Ltd. (“Validus”), an AIG company, will redeem all of Validus’ outstanding (i) Junior Subordinated Deferrable Interest Debentures due June 15, 2036 (the “2036 Junior Notes”) issued pursuant to the Junior Subordinated Indenture dated as of June 15, 2006, as supplemented, between Validus, as issuer, and The Bank of New York Mellon, as trustee (the “2036 Indenture”); and (ii) Junior Subordinated Deferrable Interest Debentures due June 15, 2037 (CUSIP Number 91915WAA0) (the “2037 Junior Notes” and, together with the 2036 Junior Notes, the “Junior Notes”) issued pursuant to the Junior Subordinated Indenture dated as of June 21, 2007, between Validus, as issuer, and Wilmington Trust Company, as trustee (the “2037 Indenture” and, together with the 2036 Indenture, the “Indentures”).

The Junior Notes will be redeemed on December 17, 2018 (the “Redemption Date”) at a redemption price of 100% of the principal amount of each Junior Note outstanding, plus accrued and unpaid interest thereon, up to, but excluding, the Redemption Date (the “Redemption Price”). From and after the Redemption Date, all interest on the Junior Notes will cease to accumulate, such Junior Notes shall no longer be deemed outstanding, and all rights of the holders of such Junior Notes will terminate.

The notices of redemption specifying the terms, conditions and procedures for the redemption of the 2036 Junior Notes and 2037 Junior Notes (the “Redemption Notices”) will be mailed to holders of record of the 2036 Junior Notes and 2037 Junior Notes, respectively.

This press release does not constitute a notice of redemption under either of the Indentures and is qualified in its entirety by reference to the Redemption Notices issued by Validus.

Certain statements in this press release, including those describing the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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Validus Holdings, Ltd. is an American International Group, Inc. (AIG) company. AIG is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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